Exhibit 10.4

AMENDED AND RESTATED
LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into this 14th day of November, 2003 between Lathi, LLC a Delaware limited liability company (“Lathi”), and MxEnergy Inc. a Delaware corporation (“MXE”).

RECITALS.

1.                                       On September 6, 2001, MXE and Lathi entered into a loan agreement (the “Original Loan Agreement”) providing for certain extensions of credit from Lathi to MXE.

2.                                       On September 6, 2001, MXE and Lathi entered into a Security Agreement pursuant to which MXE granted to Lathi a security interest in the Security (as defined therein) to secure MXE’s obligations under the Original Loan Agreement.

3.                                       On July 2, 2002, MXE and Lathi entered into Amendment No. 1 to the Loan Agreement dated September 6, 2001 (“Amendment No. 1”) and Amendment No. 1 to the Security Agreement dated September 6, 2001.

4.                                       On September 18, 2002, MXE terminated its energy marketing agreement with Aquila Energy Market Corporation and, to replace such agreement, MXE entered into an energy marketing agreement (the “Dominion Agreement”) with Virginia Power Energy Marketing Inc. (“Dominion”).

5.                                       On September 18, 2002, Dominion and MXE entered into a Security Agreement pursuant to which MXE granted to Dominion a security interest in the Security (as defined therein) to secure MXE’s obligations under the Dominion Agreement

6.                                       On September 18, 2002, Lathi entered into an Intercreditor Agreement (the “Intercreditor Agreement”) with Dominion providing that all liens and security interest of Lathi in the Dominion Collateral (as defined in the Intercreditor Agreement) are junior to the liens and security interests of Dominion in the Dominion Collateral until such time as all obligations of MXE to Dominion under the Dominion Agreement have been paid in full in cash and all commitments to extend further credit under the Dominion Agreement have been terminated.

7.                                       MXE and Lathi desire to amend and restate the Original Loan Agreement, as amended by Amendment No.1, to eliminate the term loan facility and increase the amount available under the revolving loan facility to $12,000,000.

AMENDMENT AND RESTATEMENT:

Effective upon the date all the conditions set forth in Section 4.1 hereof are satisfied (the “Restatement Date”), which conditions must be satisfied no later than the date provided therein, the Original Loan Agreement, as amended by Amendment No. 1, and in effect on the date hereof, is amended and restated in full as set forth in this Agreement. Terms defined in this Agreement are cross-referenced in Section 9.

1.                                       The Loans.

1.1.                              Loans. Subject to all the terms and conditions of this Agreement and so long as no Default exists, from time to time on and after the date hereof and prior to the date that is forty-eight months after the date hereof, Lathi will make loans to MXE (each, a “Loan” and collectively, the “Loans”) in such amounts as may be requested by MXE in accordance with Section 1.2. The aggregate principal amount of Loans outstanding under this Agreement at any one time shall not exceed $12,000,000.

1.2.                              Borrowing Requests. MXE may from time to time request a Loan under Section 1.1 by providing Lathi a borrowing request in the form of Exhibit 1.2 (a “Borrowing Request”) not later than noon on the business day prior to the requested date for extension of such Loan (each such date a “Funding Date”) specifying (a) the amount of the requested loan, which shall be in an amount not less than $100,000 and (b) the requested Funding Date therefor, which shall be a business day. Lathi will make such Loan to MXE by wire transfer in accordance with the instructions set forth on Exhibit 1.2, and shall use its best efforts to give wire instructions by no later than noon on the specified Funding Date. Each Borrowing Request shall be accompanied by the documentation required pursuant to Section 4.2; provided, that, with respect to the initial Loan under this Agreement, it shall be a further requirement that on or before the Funding Date thereof (the “Initial Funding Date”), all of the conditions set forth in Section 4.1 shall have been satisfied.

1.3.                              Notes. MXE’s obligations to pay the Loans shall be evidenced by a grid note of MXE in the form of Exhibit 1.3 (the “Note”).

1.4.                              Use of Proceeds. MXE will use the proceeds of the Loans for its working capital and other general corporate purposes occurring in the ordinary course of business.

2.                                       Interest. The Loans shall accrue and bear interest at a rate of 9.0% per annum, computed based on actual number of days elapsed over a year of 365 days. Interest shall be payable quarterly, in arrears, on the last business day of each March, June, September and December, beginning on the first such date after the Initial Funding Date. In addition, on any partial or complete payment or prepayment of principal of the Loans, MXE shall pay the accrued and unpaid interest on any portion of the Loans so paid or prepaid. Any payment or prepayment on the Loans shall be deemed to be applied first to interest and then to principal. To the full extent permitted by law, any interest not paid when due shall bear interest commencing on the 2nd business day after the due date thereof at the rate specified for Loans hereunder; provided, that in the event that applicable law does not permit the charging of interest on interest, or limits the extent of the same, this sentence shall be deemed to impose such interest on interest solely to the extent not violative of such applicable law. Upon the occurrence and during the continuance of an Event of Default, (x) the outstanding principal amount of the Loans (and any overdue interest as set forth above) shall bear interest at a rate of 12.0% per annum, computed and payable as provided above and (y) Lathi may require accrued interest to be payable on demand or at regular intervals more frequent than quarterly.

3.                                       Payment.

3.1.                              Payment at Maturity. On the Maturity Date or any accelerated maturity of the Loans, MXE will pay to Lathi an amount equal to the Loans then due, together with all accrued and unpaid interest with respect thereto. “Maturity Date” means the date that is sixty-six months after the date hereof, or such later date as is approved by Lathi in its sole discretion.

3.2.                              Voluntary Prepayments. MXE may from time to time prepay all or any portion of the Loans (provided that the principal amount to be prepaid shall be in a minimum amount of $100,000, or such lesser amount as is then outstanding), without premium or penalty of any type. MXE shall give Lathi at least one business day’s prior notice of its intention to prepay the Loans under this Section 3.2, specifying the date of payment, the total amount of the Loans to be paid on such date and the amount of interest to be paid with such prepayment. Notice of prepayment having been given in accordance with this Section 3.2, the amount specified to be prepaid shall become due on the date specified for such prepayment. The amounts of the Loans prepaid pursuant to this Section 3.2 may be reborrowed from time to time prior to the Maturity Date in accordance with this Agreement.

3.3.                              Mandatory Prepayments. At any time that MXE fails to satisfy the financial covenants set forth in Sections 5.1.1 and 5.1.2, MXE shall immediately prepay Loans, together with all accrued and unpaid interest with respect thereto, to the extent necessary to bring MXE into compliance with such financial covenants, without premium or penalty of any type; provided, that the fact that MXE shall, upon such prepayment, have cured the Event of Default arising from such non-compliance with Sections 5.1.1 or 5.1.2 shall not affect Lathi’s entitlement to recover default rate interest accrued during the pendency of such Event of Default. MXE shall give Lathi at least one business day’s prior notice of its intention to prepay the Loans under this Section 3.3, specifying the date of payment and the total amount of the Loans to be paid on such date. Notice of prepayment having been given in accordance with this Section 3.3, the amount specified to be prepaid shall become due on the date specified for such prepayment. The amounts of the Loans prepaid pursuant to this Section 3.3 may be reborrowed from time to time prior to the Maturity Date in accordance with this Agreement.

3.4.                              Termination of Commitments. Provided that the Loans, including interest thereon, have been paid in full, MXE may, in its sole discretion and upon notice to Lathi, terminate this Agreement, whereupon Lathi’s commitment to lend hereunder shall irrevocably terminate. Notwithstanding the foregoing, in the event of the avoidance or recovery of any payment to Lathi hereunder, this Agreement shall be reinstated as if the payment had not been made; and provided that no termination of this Agreement shall affect MXE’s obligations under Sections 5.8 and 8 hereof, which shall survive.

4.                                       Conditions to Extending Credit.

4.1.                              Conditions to Initial Loan. The obligations of Lathi to make the initial Loan under this Agreement shall be subject to the satisfaction, on or before the business day prior to the Initial Funding Date, of the conditions set forth in this Section 4.1 as well as the further conditions in Section 4.2. If the conditions set forth in this Section 4.1 are not met on or prior to the Initial Funding Date, Lathi shall have no obligation to make any extensions of credit hereunder.

4.1.1.                     Note. MXE shall have duly executed and delivered to Lathi a Note in the form attached as Exhibit 1.3.

4.1.2.                     Amendment to Shareholders Agreement. The Second Amended and Restated Shareholders Agreement dated March 5, 2001 by and among MXE, Lathi and the other holders of capital stock of MXE party thereto, as amended (the “Shareholders Agreement”), shall have been further amended (such amendment the “Shareholders Agreement Amendment”) to provide that the date after which Lathi’s demand registration rights may be exercised shall be March 5, 2005 and to provide that the parties thereto consent to the Loans to be provided by Lathi hereunder, which Shareholders Agreement Amendment shall be in substantially the form attached hereto as Exhibit 4.1.2.

4.1.3.                     Issuance of Warrants. MXE shall have issued to Lathi the following warrants to purchase shares of MXE common stock (together, the “Warrants”):  (i) a warrant for 378,788 shares of MXE common stock having an exercise price per share of $7.92; (ii) a warrant for 328,947 shares of MXE common stock having an exercise price per share of $9.12; (iii) a warrant for 257,732 shares of MXE common stock having an exercise price per share of $11.64; and (iv) a warrant for 218,341 shares of MXE common stock having an exercise price per share of $13.74, which Warrants shall be in substantially the form attached hereto as Exhibit 4.1.3.

4.1.4.                     Stock Purchase Agreement. MXE and Lathi shall have entered into a Stock Purchase Agreement providing for the purchase by Lathi of 378,788 shares of MXE common stock at a purchase price of $7.92 per share (the “Stock Purchase Agreement”), which Stock Purchase Agreement shall be in substantially the form attached hereto as Exhibit 4.1.4.

4.1.5.                     Legal Opinion. On the Restatement Date, Lathi shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel to MXE, their opinion with respect to the transactions contemplated by this Agreement, which opinion shall be in substantially the form attached hereto as Exhibit 4.1.5.

4.1.6.                     Officer’s Certificate. The representations and warranties of MXE set forth or incorporated by reference herein shall be true and correct as of the Restatement Date as if originally made on and as of the Restatement Date; no Default shall have occurred on or prior to the Restatement Date; and Lathi shall have received a certificate to these effects signed by an officer in the event the Restatement Date occurs after the date hereof.

4.1.7.                     Payment of Lathi’s Legal Fees and Expenses. MXE shall have paid Lathi’s reasonable legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement and in connection with the transactions contemplated hereby.

4.1.8.                     Proper Proceedings. This Agreement, each other Credit Document and the transactions contemplated hereby and thereby shall have been authorized by all necessary proceedings of MXE. All necessary material consents, approvals and authorizations of any governmental or administrative agency or any other person with respect to any of the transactions contemplated hereby or by any other Credit Document shall have been obtained and shall be in full force and effect.

4.1.9.                     Amended and Restated Security Agreement. MXE and Lathi shall have entered into an Amended and Restated Security Agreement in substantially the form attached hereto as Exhibit 4.1.9 (the “Security Agreement”).

4.1.10.               Payment of Outstanding Interest. MXE shall have paid to Lathi in cash, by check or wire transfer of immediately available funds, an amount equal to all accrued and unpaid interest due under that certain Term Note dated July 2, 2002 in the principal amount of $3,000,000 issued by MXE to Lathi.

4.1.11.               General. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Lathi and Lathi shall have received copies of all documents, including certified copies of the charter and by- laws of MXE, records of corporate proceedings, certificates as to signatures and incumbency of officers and opinions of counsel, which Lathi may have reasonably requested in connection therewith, such documents where customary or reasonably appropriate to be certified by proper corporate or governmental authorities.

4.2.                              Conditions to Each Loan. The obligation of Lathi to make any Loan shall be subject to the satisfaction, on or before the Funding Date therefor, of the following conditions:

4.2.1.                     Intentionally Omitted.

4.2.2.                     Financial Covenant Compliance and Report. Both before and after giving effect to the Loan requested to be made on the applicable Funding Date, MXE shall be in compliance with the financial covenants prescribed in Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.4 as of the close of business on the applicable Funding Date; provided, that for purposes of calculating such compliance after giving effect to the Loan, such calculation shall be made on a pro forma basis after giving effect to the Loan to be made on the applicable Funding Date. MXE shall provide to Lathi a certificate, substantially in the form of Exhibit 4.2.2, dated as of such Funding Date, stating that MXE is in compliance with this Section 4.2.2 and setting forth, in reasonable detail, the calculations required by this Section 4.2.2.

4.2.3.                     Commitment not Exceeded. After giving effect to the Loan requested to be made on the applicable Funding Date, the aggregate principal amount of the outstanding Loans shall not exceed $12,000,000.

4.2.4.                     No Default, etc. The representations and warranties contained in Section 6 hereof shall be true and correct in all material respects on and as of such Funding Date with the same force and effect as though made on and as of such date (except as to any representation or warranty which refers to a specific earlier date); no Default shall exist on such Funding Date prior to or immediately after giving effect to the requested extension of credit, including that all reports required to be delivered pursuant to Section 5.7 shall have been timely delivered; and no Material Adverse Change shall have occurred since June 30, 2000. “Material Adverse Change” means a material adverse change in the business, assets, financial condition, income or prospects of MXE.

4.2.5.                     Officer’s Certificate. MXE shall have furnished to Lathi in connection with the requested Loan an officer’s certificate dated as of the proposed Funding Date certifying to the satisfaction of all of the conditions set forth in this Section 4.2 in form satisfactory to Lathi.

5.                                       Covenants. MXE agrees that, until all Loans shall have been paid in full and until Lathi’s commitment to extend credit under this Agreement shall have been irrevocably terminated, MXE will comply with the following provisions:

5.1.                              Financial Covenants.

5.1.1.                     Forward Book Value. As of the close of business of each business day, there shall be at least 300% coverage of (x) the outstanding balance of the Loans hereunder (including accrued and unpaid interest) by (y) the difference between (i) the Forward Book Value Amount minus (ii) the Dominion Indebtedness Amount, that is, the result of the calculation in clause (y) shall be at least 100% of the outstanding balance of the Loans; provided, for the avoidance of doubt, that notwithstanding that this covenant applies on a daily basis, MXE shall only be obligated to calculate and furnish reports concerning its compliance with this covenant weekly, pursuant to Section 5.7.4, and as of each proposed Funding Date. The “Forward Book Value Amount” shall mean the sum of (x) the net present value of the projected cash flows from MXE’s then current base of Qualified Accounts (calculated without assuming any renewals by such customers and assuming a customer cancellation rate of 3% per annum and using an annual discount rate of 10%) plus (y) the In- Balance Volume. The “Dominion Indebtedness Amount” shall mean the sum of (a) all outstanding amounts owed by MXE under the Dominion Agreement, including accrued and unpaid interest, fees and principal (the “Dominion Indebtedness”) plus (b) any net hedging obligations of MXE with respect to the Dominion Indebtedness. The “In-Balance Volume” shall mean the amount of gas resulting from the difference between (i) gas actually consumed by the MXE customer pool and (ii) gas actually delivered to such customer pool upon the utility’s request. “Qualified Accounts” shall mean residential and commercial customer accounts which are in territories serviced by MXE.

5.1.2.                     Total Asset Value. As of the close of business of each business day, there shall be at least 200% coverage of (x) the outstanding balance of the Loans hereunder (including accrued and unpaid interest) by (y) the difference between (i) the Total Value Amount minus (ii) the Dominion Indebtedness Amount, that is, the result of the calculation in clause (y) shall be at least 200% of the outstanding balance of the Loans; provided, for the avoidance of doubt, that notwithstanding that this covenant applies on a daily basis, MXE shall only be obligated to calculate and furnish reports concerning its compliance with this covenant weekly, pursuant to Section 5.7.4, and as of each proposed Funding Date. The “Total Value Amount” shall mean the sum of (a) the Forward Book Value Amount plus (b) the Asset Value Amount plus (c) the Inventory Value Amount. The “Asset Value Amount” shall mean the sum of the asset values of all of the accounts in MXE’s then current base of Qualified Accounts, calculated using an asset value for each Qualified Account of the lesser of (1) $100 per RCE or (2) fair market value as determined by Lathi in its reasonable discretion; provided, that in the event that Lathi determines, from time to time, that the fair market value for any Qualified Accounts is less than $100 per RCE, it shall provide written notice to MXE of such fair market value and, subject to the requirement that Lathi have exercised reasonable discretion, the parties shall adopt such fair market value as the basis for calculating the asset value of such Qualified Accounts until such notice is modified or revoked. The “Inventory Value Amount” shall mean the value of MXE’s inventory, which shall be equal to the lesser of (1) the value attributed to such inventory by Dominion or (2) the value of such inventory calculated using the weighted average accounting method; provided, that it is understood and acknowledged that the value of MXE’s inventory is calculated based, in whole or in part, on estimated inventory valuations and MXE’s obligation hereunder shall be to make such calculations based on the best information available to it, and MXE shall not be obligated to re-calculate the Inventory Value Amount upon the receipt of actual inventory valuations for dates which have already been reported, but only to use the information concerning actual inventory values as part of the information used by it to calculate current inventory values; and provided, for the avoidance of doubt, that where estimated inventory data was utilized by MXE in calculating its compliance with this covenant as of a particular date, and such estimated data was the best information available to MXE as of such date, and actual inventory data is subsequently received by MXE, no Default or Event of Default shall arise solely by virtue of the fact that a recalculation of the foregoing covenant for such date using such actual inventory data would show a failure to meet the required coverage level. An “RCE” shall mean Qualified Accounts (or portions thereof) which account for 100 MMBTUs of annual natural gas consumption or 10MWH of electricity consumption.

5.1.3.                     Minimum Account Base. MXE shall at all times have a customer base of not less than 81,000 Qualified Accounts.

5.1.4.                     Consolidated EBITDA. For each period of four consecutive fiscal quarters of MXE, Consolidated EBITDA shall equal or exceed $6,000,000. “Consolidated EBITDA” means, for any period, the total of: (a) net income (or loss) of MXE and its subsidiaries, on a consolidated basis (“Consolidated Net Income”); plus (b) all amounts deducted in computing such Consolidated Net Income in respect of: (i) depreciation, amortization and unusual noncash charges (other than the write-down of current assets), (ii) interest expense, (iii) income tax expense, and (iv) customer acquisition costs if MXE has chosen to change its accounting policy and expense these costs in the period incurred, minus (c) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added back to Consolidated EBITDA in a previous period, minus (d) all amo unts included in Consolidated Net Income in respect of deferred income tax benefits and other noncash income items, in each case computed in accordance with generally accepted accounting principles consistently applied (“GAAP”).

5.2.                              Incurrence of Indebtedness. MXE shall not without the prior consent of Lathi create, incur, assume, or otherwise become or remain liable with respect to liabilities of any kind other than Permitted Indebtedness. “Permitted Indebtedness” shall mean (i) Dominion Indebtedness; (ii) indebtedness to Lathi hereunder and under the Note; (iii) indebtedness secured under purchase money security interests (including mortgages, conditional sales, capital leases and other title retention or deferred purchase devices) so long as (x) the lien is limited to the property whose acquisition was funded, or refinanced, through the incurrence of such indebtedness; (y) such indebtedness is limited in recourse to the applicable financed property or the amount of such indebtedness does not exceed the lesser of (a) the purchase price or construction cost of said property and (b) the fair market value of said property; and (z) the indebtedness was incurred within 60 days after the initial acquisition of the applicable property; (iv) liabilities incurred in the ordinary course of business secured by carriers, warehouses, mechanics and similar liens, so long as MXE is paying on a timely and current basis all amounts due secured by such liens (other than items which are the subject of a bona fide dispute and as to which appropriate reserves exist); (v) liabilities represented by judgments and awards, so long as the amount of same are fully insured and the insurer has acknowledged coverage; (vi) trade payables for goods and services provided to MXE in the ordinary course of business, which are being paid currently; (vii) liabilities incurred under operating leases and contracts in the ordinary course of MXE’s business as to which no default giving rise to acceleration or a notice of acceleration has occurred; and (viii) tax liabilities incurred and payable in the ordinary course of business, as to which all material reports, filings and returns have been timely made or filed (taking into account any extensions) and as to which all material taxes have been paid when due (other than taxes which are the subject of a bona fide dispute and for which appropriate reserves have been established). MXE shall not consent to any amendment to the Dominion Agreement without the prior written consent of Lathi, which consent shall not be unreasonably withheld.

5.3.                              Limitation on Mergers and Similar Transactions. None of MXE or any of MXE’s subsidiaries shall consolidate or amalgamate with, or merge into, or transfer all or substantially all its assets to, another entity (other than a merger of one wholly-owned subsidiary of MXE with another wholly-owned subsidiary of MXE or a merger of a wholly-owned subsidiary of MXE with MXE) if, at the time of such consolidation, amalgamation, merger or transfer, the transaction has not been approved in advance by Lathi (which approval shall be in Lathi’s sole discretion) and, if the transaction involves MXE or a transfer of all or substantially of its assets (including interests in subsidiaries), the transferee or survivor assumes all of MXE’s obligations hereunder and under the Note.

5.4.                              Compliance with Applicable Law. MXE shall comply in all material respects with all laws, statutes, rules, regulations, orders, and decrees applicable to it.

5.5.                              Limitation on Distributions. Without the prior written consent of Lathi, MXE shall not make any Distribution (as defined below) to any person (other than Lathi). “Distribution” means (A) the declaration or payment of any dividend or other distribution of any kind on or in respect of the capital stock of or other interest in MXE, (B) the purchase, redemption, or other retirement of any capital stock or other equity interest in MXE (or rights exercisable or exchangeable therefor), (C) any other distribution on or in respect of any capital stock or other interest in MXE (or rights exercisable or exchangeable therefor), including without limitation any distributions made upon the liquidation or dissolution of MXE, and (D) any payment of principal or interest with respect to, or any purchase, redemption, or defeasance of, any indebtedness of MXE which is not Permitted Indebtedness; provided, that any such dividends, distributions, purchases, redemptions, retirements or payments which are in the form of issuances of common equity not subject to mandatory repurchase by MXE shall not be deemed to be a Distribution for purposes of this Section 5.5.

5.6.                              Limitation on Business Activity. Without the prior written consent of Lathi, MXE will not engage in any business other than the purchase and sale of natural gas and electricity; provided that MXE may engage in businesses that are complementary to the purchase and sale of natural gas with Lathi’s prior written consent, not to be unreasonably withheld. MXE will not own any interest in any subsidiaries other than Infometer.com Inc., a Delaware corporation (“Infometer”), OnlineChoice Inc., a Delaware corporation (“OnlineChoice”), MxEnergy Electric Inc., a Delaware corporation (“MxEnergy Electric”), MxEnergy (Canada) Ltd., a Canadian corporation (“ MxEnergy Ltd.”) which are all wholly owned subsidiaries of MXE, without the prior written consent of Lathi; provided that MXE may create and/or increase its investment in Infometer, MxEnergy Electric, OnlineChoice and MxEnergy Ltd. with Lathi’s prior written consent, not to be unreasonably withheld.

5.7.                              Financial Statements and Reports. MXE shall maintain a system of accounting in which correct entries shall be made of all transactions in relation to their business and affairs in accordance with GAAP. The fiscal year of MXE and its subsidiaries shall end on June 30 in each year and the fiscal quarters of MXE and its subsidiaries shall end on March 31, June 30, September 30 and December 31 in each year.

5.7.1.                     Annual Reports. MXE shall furnish to Lathi as soon as available, and in any event within 90 days after the end of each fiscal year, the balance sheet of

MXE as of the end of such fiscal year, and the statements of income, changes in shareholder equity and cash flows of MXE for such fiscal year and comparative figures for the immediately preceding fiscal year, all consistent in scope and detail to the audited financial statements for MXE’s fiscal year ended June 30, 2000 previously provided to Lathi, and accompanied by: (i) reports of independent certified public accountants of recognized national standing reasonably satisfactory to Lathi containing no material qualification, to the effect that they have audited the foregoing financial statements in accordance with generally accepted auditing standards and that such financial statements present fairly, in all material respects, the financial position of MXE at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP; and (ii) a certificate of the chief financial officer of MXE to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action MXE has taken, is taking or proposes to take with respect thereto.

5.7.2.                     Monthly Reports. MXE shall furnish to Lathi as soon as available and, in any event, within 60 days after the end of each month, the internally prepared balance sheet of MXE as at the end of such month and the statement of income for such month (in substantially the form of Exhibit 5.7.2), all accompanied by a certificate of the chief financial officer of MXE to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, on a summary basis the financial position of MXE at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes. In addition, for each month that is also the end of a fiscal quarter, such monthly report shall also include a certificate of a duly authorized officer of MXE providing a calculation of the covenant set forth in Section 5.1.4 and setting forth a reasonably detailed calculation of the basis for such calculation.

5.7.3.                     Customer Reports. MXE shall furnish to Lathi within 20 days after the end of each month a report (in substantially the form of Exhibit 5.7.3) listing the states in which MXE is then operating, the total number of RCEs in each such state and the amount of the receivables guarantee provided by the utilities with which MXE conducts business in each such state.

5.7.4.                     Compliance Report. MXE shall provide to Lathi on Wednesday of every week, a report, in substantially the form as the weekly report provided by MXE to Lathi as of the date hereof, dated as of the preceding Friday, providing calculations of the covenants set forth in Section 5.1.1, 5.1.2 and 5.1.3, stating that MXE is in compliance with such covenants set forth in Section 5.1.1, 5.1.2 and 5.1.3 hereof and setting forth a reasonably detailed calculation of the basis for such calculation.

5.7.5.                     Notice of Litigation, Defaults, etc. MXE shall promptly furnish to Lathi notice of any litigation or any administrative or arbitration proceeding (a) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by MXE of more than $100,000 or (b) which results, or creates a material risk of resulting, in a Material Adverse Change. Promptly upon acquiring knowledge thereof, MXE shall notify Lathi of the existence of any Default or Material Adverse Change, specifying the nature thereof and what action MXE has taken, is taking or proposes to take with respect thereto.

5.8.                              Confidentiality. MXE shall maintain confidential the identity of Lathi and its affiliates and the existence and terms of this Agreement and the Loans: provided, however, that MXE may disclose any such information with the prior consent of Lathi; and provided further, however, that MXE may disclose such of the foregoing information as is reasonably necessary in connection with the conduct of its business in order to provide information to, and respond to requests for information from, its customers, suppliers, lenders, investors, auditors, regulatory bodies or other governmental authorities or in connection with any subpoena or other legal process; provided that solely in connection with any information sought through subpoena or other legal process, MXE will notify Lathi prior to making any responsive disclosure in order to permit Lathi the opportunity to contest such disclosure, and shall provide reasonable cooperation in the same. None of Lathi or any of its affiliates shall have, and MXE will in no event represent or otherwise in any way imply or intimate that Lathi or any of its affiliates has, any involvement in or is in any way responsible for or liable in respect of any obligation or liability of MXE. Notwithstanding the foregoing, the parties may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction; provided, however, that no party shall disclose any other information (including the identity of any party and any information that could lead another to determine the identity of any party).

5.9.                              Covenant to Negotiate in Good Faith. MXE covenants to negotiate in good faith with any Eligible Buyer. “Eligible Buyer” means a potential buyer of all or any portion of the outstanding capital stock of MXE, whether by stock purchase, merger, consolidation or otherwise, or all or a substantial portion of the assets of MXE (such a transaction, a “Transaction”) that shall have proposed or indicated a willingness to propose a purchase price that is based on a valuation of MXE equal to or in excess of $200 per Qualified Account; provided, that nothing in this Agreement shall be deemed to require MXE to enter into a Transaction that is conditioned upon the provision of non-competition covenants from the selling stockholders or members of management as a condition to such Transaction.

6.                                       Representations and Warranties of MXE. MXE represents and warrants to Lathi as of the date hereof and as of each extension of credit hereunder as follows:

6.1.                              Organization. MXE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

6.2.                              Authorization; Enforceability. MXE has the power to execute and deliver this Agreement, the Note, the Shareholders Agreement Amendment, the Security Agreement and the Warrants (collectively, the “Credit Documents”) and to perform its obligations hereunder and thereunder, and has taken all necessary action to authorize such execution, delivery, and performance. The obligations of MXE under the Credit Documents constitute its legal, valid, and binding obligations, enforceable in accordance with their respective terms (except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies).

6.3.                              Noncontravention. The execution, delivery, and performance by MXE of the Credit Documents do not violate or conflict with any law applicable to MXE, any provision of its charter documents, any order or judgment of any court or other government agency applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

6.4.                              Consents. All material governmental and other consents that are required to have been obtained by MXE with respect to the execution of the Credit Documents and the performance thereof have been obtained and are in full force and effect.

6.5.                              Litigation. There is not pending or, to MXE’s knowledge after due inquiry, threatened against MXE any action, suit, or proceeding at law or in equity or before any court, tribunal, governmental body, agency, or official or any arbitrator that has resulted, or creates a material risk of resulting, in a Material Adverse Change or which seeks to enjoin the consummation of or which questions the validity of any of the transactions contemplated by the Credit Documents.

6.6.                              Financial Statements and Other Information. MXE has previously furnished to the Lathi copies of the following:

6.6.1.                     The audited balance sheet of MXE as at June 30, 2003 and the audited statements of income, changes in shareholders’ equity and cash flows of MXE for the fiscal year of MXE then ended.

6.6.2.                     The audited financial statements (including the notes thereto) referred to in Section 6.6.1 above were prepared in accordance with GAAP and fairly present in all material respects the financial position of MXE at the date thereof and the results of its operations for the period covered thereby. MXE has no contingent liability material to MXE which is not reflected in the balance sheets referred to in Section 6.6.1 above (or delivered pursuant to Sections 5.7.1 or 5.7.2) or in the notes thereto.

6.7.                              Indebtedness. MXE is not liable with respect to (a) any indebtedness for borrowed money except for (i) indebtedness under the Dominion Agreement, (ii) indebtedness to Lathi hereunder and under the Note, or (iii) indebtedness set forth on Schedule 6.7 hereto, or (b) any other liability other than Permitted Indebtedness.

6.8.                              Defaults. MXE is not in default under any provision of its charter or by- laws or of the Dominion Agreement (other than immaterial defaults under the Dominion Agreement) or the Credit Documents. MXE is not in default under any provision of any agreement, instrument, deed or lease to which it is party or by which it or its property is bound so as to result, or create a material risk of resulting, in any Material Adverse Change.

6.9.                              Warrants. The shares of MXE common stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and reserved for issuance by MXE. The issuance, sale and delivery of the Warrants and, upon the proper exercise of the Warrants, the issuance and delivery of the Warrant Shares have been duly authorized by all required corporate action. The Warrant Shares, when issued upon the proper exercise of the Warrants and the payment of any applicable exercise price thereunder, will be validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through MXE other than pursuant to the Shareholders Agreement. Neither the issuance, sale or delivery of the Warrants nor the issuance or delivery of the Warrant Shares is subject to any preemptive right of stockholders of MXE arising under law or the Certificate of Incorporation or By-laws of MXE, as amended, or to any contractual right of first refusal or other right in favor of any person.

6.10.                        Disclosure. Neither the Credit Documents nor any financial statement, report, notice, mortgage, assignment or certificate furnished or to be furnished to Lathi on behalf of MXE contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. No fact is actually known to MXE which has resulted, or in the future (so far as MXE can reasonably foresee) will result, or creates a material risk of resulting, in any Material Adverse Change, except to the extent that present or future general economic conditions may result in a Material Adverse Change.

7.                                       Defaults, Events of Default.

7.1.                              Default. As used herein, a “Default” is any Event of Default and any event or condition which, with the passage of time or giving of notice or both, would become an Event of Default, including the filing against MXE of a petition commencing an involuntary case in bankruptcy.

7.2.                              Event of Default. Each of the following events is herein referred to as an “Event of Default”:

7.2.1.                     Payment. MXE shall fail to make any payment (x) in respect of principal of the Loans as the same shall become due, whether at maturity, upon required or scheduled prepayment, by acceleration or otherwise, or (y) in respect of interest on the Loans and, in the case of clause (y), such failure shall continue for a period of two (2) business days; or

7.2.2.                     Breach of Covenant. MXE shall fail to perform or observe (x) any of the provisions of Section 1.4 or of Section 5 (other than defaults under any of Sections 5.2, 5.6, or 5.8 which are not material, individually or in the aggregate) of this Agreement, or (y) in any material respect, any other covenant, agreement, or provision to be performed or observed by it under the Credit Documents, and, in the case of clause (y) such failure shall not be rectified or cured to the satisfaction of Lathi within thirty (30) days of notice to MXE by Lathi; or

7.2.3.                     Breach of Representation. Any representation or warranty of or with respect to MXE made herein shall prove to have been false in any material respect on the date as of which it was made or deemed to be made; or

7.2.4.                     Cross-Default.

(a)                                  MXE shall fail to make any payment under the Dominion Agreement when due (after giving effect to any applicable grace periods);

(b)                                 MXE shall fail to perform or observe the terms of the Dominion Agreement, and such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and any notices required under the Dominion Agreement, if any, for such failure to constitute an event of default under the Dominion Agreement have been given, and such failure shall permit the acceleration of any Dominion Indebtedness;

(c)                                  all or any part of the amounts due under the Dominion Agreement shall be accelerated or shall become due or payable prior to its stated maturity for any reason whatsoever (except with respect to voluntary prepayments or mandatory contingent payments that do not result from a default thereunder or the occurrence of an event similar to an Event of Default hereunder);

(d)                                 any foreclosure or other enforcement action shall be commenced with respect to any lien on any property of MXE securing amounts due under the Dominion Agreement; or

7.2.5.                     Bankruptcy, etc. MXE shall be involved in financial difficulties as evidenced by: (a) its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (b) the commencement of an involuntary case under said Title 11 and such case is not dismissed within 45 days; (c) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to, or acquiescing in the relief therein sought or provided, or by failing to controvert timely the material allegations of any such petition; (d) the entry of an order for relief in any involuntary case commenced under said Title 11; (e) its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction, whether within or without the United States of America, relating to the insolvency, liquidation, or reorganization of debtors or the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief or any involuntary case or petition filed or made therefor (including without limitation making or seeking to make any arrangement or composition with its creditors, seeking any order or arrangement for rehabilitation or for the appointment of any receiver, administrative receiver, administrator, trustee, or person performing similar functions, or instituting supervisory proceedings or proceedings for court administration or similar proceedings in any jurisdiction); (f) the commencement of any involuntary case or proceeding of the nature referred to in (e) above and such case is not dismissed within 45 days; (g) the passing of any resolution by its members, shareholders, partners, or other controllers to effect, approve or seek its winding up, dissolution or liquidation; (h) the entry of any order by a court, tribunal, or other authority of competent jurisdiction finding it to be bankrupt or insolvent, ordering or approving its liquidation, winding up, dissolution, or reorganization or any modification or alteration of the rights of its creditors, or assuming custody of, or appointing a receiver, administrator, administrative receiver, trustee, custodian, or other person performing similar functions for all, or a substantial part, of its property or business; (i) its making an assignment for the benefit of, or entering into a composition or other arrangement with, its creditors, or appointing or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, or other person performing similar functions for all or a substantial part of its property or business; or (j) its admission in writing of its inability to pay its debts as they become due; or

7.2.6.                     Certain Proceedings. Any federal or state agency, court, tribunal, or other governmental entity or regulatory body of any kind of any jurisdiction within or without the United States or any creditor of MXE shall file any petition or seek any appointment specified in Section 11(d) or under the Securities Investor Protection Act or under any applicable law or regulation, whether of the United States of America or any other jurisdiction, providing for the protection of investors, with respect to such party which petition is not vacated within 60 days; or

7.2.7.                     Revocation of License. Any authorization, consent, approval, license, exemption of, or filing or registration with any court, tribunal, or governmental department, commission, board, bureau, agency, or instrumentality, securities exchange, or association, whether of the United States of America or any other jurisdiction (each, a “License”), required for MXE’s execution of this Agreement or the Note or performance of its obligations hereunder or thereunder or otherwise required for MXE to engage in its business as now conducted or contemplated by this Agreement or the Note shall be revoked or suspended or shall fail to be renewed by any agency, court, tribunal, or other governmental entity or regulatory body of any political subdivision of any kind in any jurisdiction whether or not of or located in the United States, or if any such person or entity shall take any disciplinary action against MXE, or make any order restricting the activities of MXE or its ability to dispose of its assets, which in the opinion of Lathi has or could have a materially adverse effect on the ability of MXE to perform its obligations hereunder or result in a Material Adverse Change; or

7.2.8.                     Violation of Law. MXE shall engage in any activity which is violative, in any material respect, of any law, rule, or regulation (includ ing without limitation any rule or by-law of any exchange, securities association, or self-regulating organization) relating to any part of its business if such violation could result in a penalty or revocation of license which is materially adverse to its business; or

7.2.9.                     Enforceability, etc. Any of the Credit Documents shall cease for any reason (other than the scheduled termination thereof in accordance with its terms) to be enforceable in accordance with its terms or in full force and effect in an material respect; or any party thereto shall so assert in a judicial or similar proceeding; or the security interests created by the Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created hereby.

7.3.                              Certain Actions Following an Event of Default. If any one or more Events of Default shall occur, then in each and every such case:

7.3.1.                     Terminate Obligation to Extend Credit. Lathi may, in its sole discretion, terminate its obligation to make any further extensions of credit under this Agreement by furnishing notice of such termination to MXE; provided, however, that if such Event of Default is triggered by the occurrence of any of the events described in Section 7.2.5 hereof, Lathi’s obligation to make any further extensions of credit under the Credit Documents shall automatically terminate.

7.3.2.                     Specific Performance; Exercise of Rights. Lathi may, in its sole discretion, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in the Credit Documents or in any instrument or assignment delivered to Lathi pursuant to this Agreement or any other Credit Document.

7.3.3.                     Acceleration. Lathi may, in its sole discretion, by notice in writing to MXE declare all or any part of the unpaid balance of the Loans then outstanding to be immediately due and payable; provided, however, that if such Event of Default is triggered by the occurrence of any of the events described in Section 7.2.5 hereof, the unpaid balance of the Loans shall automatically become immediately due and payable.

7.3.4.                     Enforcement of Payment; Credit Security; Setoff. Lathi may, in its sole discretion, proceed to enforce payment of the Loans in such manner as it may elect and to realize upon any and all rights in the collateral pledged pursuant to the Security Agreement. Lathi may offset and apply toward the payment of the Loans (and/or toward the curing of any Event of Default) any indebtedness owing from Lathi to MXE, regardless of the adequacy of any security for the Loans; provided, that Lathi shall provide notice of any such offset to MXE within a reasonable period following such offset. Lathi shall have no duty to determine the adequacy of any such security in connection with any such offset.

7.3.5.                     Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of Lathi’s rights hereunder and under each other Credit Document shall be cumulative.

7.3.6.                     Annulment of Defaults. Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of the Credit Documents until Lathi shall have waived such Event of Default in writing, the same has been manifestly cured or cured to Lathi’s reasonable satisfaction, or Lathi and MXE shall have entered into an amendment to this Agreement which by its express terms cures such Event of Default, at which time such Event of Default shall no longer be deemed to exist or to have continued. No such action by Lathi shall extend to or affect any subsequent Event of Default or impair any of Lathi’s rights of upon the occurrence thereof or, unless expressly stated, operate as a waiver of any default rate interest that has accrued during the pendency of such Event of Default. The making of any extension of credit during the existence of any Default or Event of Default shall not constitute a waiver thereof.

7.3.7.                     Waivers. To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, MXE hereby waives:

(a)                                  all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

(b)                                 any requirement of diligence or promptness on the part of Lathi in the enforcement of its rights under this Agreement or any other Credit Document;

(c)                                  any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

(d)                                 any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement or any other Credit Document.

8.                                       Indemnification. MXE agrees to indemnify, defend, and hold and save harmless Lathi and its employees, agents, directors, members, management, officers or other affiliates (collectively, “Indemnitees”) from any and all losses, damages, claims, actions, demands, or lawsuits of any kind whatsoever (including reasonable attorneys’ fees) arising in any way directly or indirectly out of the transactions contemplated by the Credit Documents, except such as may be caused by the gross negligence or willful misfeasance of the applicable Indemnitee.

Any remedy provided to Lathi or its affiliates in this Agreement, in the Note or the Security Agreement shall not be exclusive, and a party shall be entitled to exercise all rights and take advantage of all remedies available to it under applicable law.

9.                                       Definitional Cross-References. Each of the following terms is defined in the Section or reference set forth opposite such term below:

Defined Term	Definition
Agreement	Preamble
Amendment No. 1	Recitals
Asset Value Amount	Section 5.1.2
Borrowing Request	Section 1.2
Credit Documents	Section 6.2
Consolidated EBITDA	Section 5.1.3
Consolidated Net Income	Section 5.1.3
Default	Section 7.1
Distribution	Section 5.5
Dominion	Recitals
Dominion Agreement	Recitals
Dominion Indebtedness	Section 5.1.1
Dominion Indebtedness Amount	Section 5.1.1
Eligible Buyer	Section 5.9
Event of Default	Section 7.2
Forward Book Value Amount	Section 5.1.1
Funding Date	Section 1.2
GAAP	Section 5.1.3
In-Balance Volume	Section 5.1.1
Infometer	Section 5.6
Initial Funding Date	Section 1.2
Indemnitees	Section 8
Intercreditor Agreement	Recitals
Inventory Value Amount	Section 5.1.2
Lathi	Preamble
License	Section 7.2.7
Loan(s)	Section 1.1
Material Adverse Change	Section 4.2.4
Maturity Date	Section 3.1
MXE	Preamble
MXEnergy Electric	Section 5.6
MXEnergy Ltd.	Section 5.6

Note	Section 1.3
OnlineChoice	Section 5.6
Original Loan Agreement	Recitals
Permitted Indebtedness	Section 5.2
Qualified Accounts	Section 5.1.1
RCE	Section 5.1.2
Restatement Date	Preamble
Security Agreement	Section 4.1.9
Shareholders Agreement	Section 4.1.2
Shareholders Agreement Amendment	Section 4.1.2
Stock Purchase Agreement	Section 4.1.4
Total Value Amount	Section 5.1.2
Transaction	Section 5.9
Warrant Shares	Section 6.9
Warrants	Section 4.1.3

10.                                 Miscellaneous.

10.1.                        Assignment. Neither this Agreement nor the Note shall be assignable by MXE (nor any obligation delegated) without the prior written consent of Lathi. This Agreement and the Note shall be assignable by Lathi (i) with MXE’s consent, not to be unreasonably withheld or (ii) following and during the pendency of an Event of Default. Subject to the foregoing, this Agreement and the Note shall be freely assignable, in whole or in part, and upon such assignment shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

10.2.                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Connecticut, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of the state courts of the State of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the Note or the subject matter hereof or thereof. Each party hereby (a) waives any objection it may have at any time to the laying of venue of any claim, suit, or proceedings brought in any such court, waives any claim that such claim, suit, or proceedings have been brought in an inconvenient forum, and waives the right to object, with respect to such claim, suit, or proceedings, that such court does not have jurisdiction over such party and (b) consents to service of process by means permitted under the applicable rules of any of the state courts of such State or of such United States District Court at any time in effect, including without limitation by means of certified or registered mail.

10.3.                        Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.

10.4.                        Merger. This Agreement, together with the Note, the Security Agreement, the Shareholders Agreement Amendment, the Warrants, the Intercreditor Agreement, the Warrant dated July 2, 2002 for 285,928 shares of MXE common stock, the Stock Purchase Agreement, and Amendment No. 1 dated July 2, 2002 to the Shareholders Agreement dated March 5, 2002 between MXE and the shareholders named therein, constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements, whether written or oral.

10.5.                        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together shall constitute one instrument.

10.6.                        Amendments. No amendment, modification, or waiver of or in respect of this Agreement or any right arising under or in respect of this Agreement will be effective unless in writing and executed by both parties hereto.

10.7.                        Notice. All notices, requests, and demands to or upon MXE or Lathi shall be deemed effective upon receipt and shall be given in writing (including by facsimile transmission), as follows:

If to MXE:	MxEnergy Inc.
20 Summer Street
5th Floor
Stamford, CT 06901
Telephone No.: 203-356-1318
Facsimile No.: 203-425-9562
Attention: Robi Artman-Hodge

If to Lathi:	Lathi, LLC
600 Atlantic Avenue
Boston, MA 02210
Telephone No.: 617-523-7698
Facsimile No.: 617-878-6916
Attention: Megan Kelleher

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

MXENERGY INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President and Chief Executive Officer

LATHI, LLC

By:	Harvard Management Company, Inc.,
pursuant to delegated authority

By:	/s/ [ILLEGIBLE]
Authorized Signatory

By:	/s/ [ILLEGIBLE]
Authorized Signatory